Exhibit 99.1

Press Release

Contacts:	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com

Ikanos Communications Reports Results for First Quarter 2008

Recent Highlights:

•	20% Quarterly Year-over-Year Revenue Growth;

•	Non-GAAP Net Income of $0.6M, Non-GAAP EPS of $0.02;

•	Ikanos’ Board of Directors Authorizes the Purchase of up to $10M of IKAN Stock.

FREMONT, Calif., April 24, 2008 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband for the digital home, today reported its financial results for the first quarter ended March 30, 2008.

“I’m very pleased that Ikanos achieved non-GAAP profitability for the second consecutive quarter. Our quarterly revenues increased 20% from the year ago period driven primarily by increased demand in Europe and Japan,” said Michael A. Ricci, Ikanos’ president and CEO. “During the quarter we expanded our product portfolio by introducing the industry’s first single chip integrated front end (IFE) which enables cost effective, low power, multi-mode triple play residential gateways. In addition, we have made significant progress on our GPON initiative.”

The Company’s Board of Directors has authorized a new program to repurchase, as opportunities arise, shares of Ikanos’ outstanding common stock having an aggregate value of up to $10 million, depending on market conditions and other factors. On March 30, 2008, Ikanos had approximately 29.7 million shares of common stock outstanding.

“We believe that this is an appropriate use of cash at this time as well as a benefit to our stockholders. Our strong balance sheet, coupled with operations that are not currently heavily dependent on cash, enables us to initiate this program if our stock remains at recent trading levels,” said Mr. Ricci.

Repurchases under the new program may be made in open market or privately negotiated transactions in compliance with applicable legal requirements. The timing, amount and nature of the stock repurchases will be at the discretion of management, dependent upon market conditions, stock price, other priorities for cash investment, applicable securities laws and other factors. The plan does not obligate Ikanos to acquire any particular amount of common stock, and may be modified, suspended or discontinued at any time at the Company’s discretion.

Financial Highlights:

Revenue in the first quarter of 2008 was $29.7 million compared with revenue of $29.9 million for the fourth quarter of 2007 and revenue of $24.7 million for the first quarter of 2007.

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the income statement effects of stock-based compensation and certain expenses resulting from acquisitions such as amortization of intangible assets, fair value adjustment of the acquired inventory and in-process research and development charges. Ikanos has provided these measures because management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP measures. For a reconciliation of GAAP versus non-GAAP financial information, please see the attached schedule.

GAAP net loss for the first quarter of 2008 was $4.8 million, or $0.16 per share, on 29.5 million weighted average shares. This compares with a net loss of $4.1 million, or $0.14 per share, on 29.3 million weighted average shares in the fourth quarter of fiscal 2007 and with a net loss of $9.1 million, or $0.32 per share, on 28.0 million weighted average shares in the first quarter of 2007.

Non-GAAP net income for the first quarter of 2008 was $0.6 million, or $0.02 per diluted share, on 30.8 million weighted average shares. This compares with non-GAAP net income of $0.3 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2007 and with a non-GAAP net loss of $4.6 million, or $0.16 per share, in the first quarter of 2007.

Recent Highlights:

•

Ikanos Communications announced its latest product, the IFE-6. This is the industry’s first single chip integrated front end that enables cost effective, low power, multi-mode triple play residential gateways.

•	Ikanos Communications Fusiv® Vx180 VDSL2 and Vx170 FTTH gateway processors were awarded “2007 Product of the Year - Best LAN Product” by EN-Genius Network.

•

Ikanos Communications participated in the latest GPON interoperability event sponsored by ETSI, the European Telecommunications Standards Institute, and FSAN, the Full Service Access Network group. During this event Ikanos successfully interoperated its GPON ONT technology with major OLT vendors.

Outlook:

•	Revenue is expected to be between $29 million and $31 million in the second quarter of 2008.

•

Non-GAAP gross margins are expected to be between 46% and 48% in the second quarter of 2008. GAAP gross margins in the second quarter of 2008 will be lower than non-GAAP gross margins, as they will include amortization of acquisition-related intangibles of approximately $0.8 million and charges related to stock-based compensation expense in accordance with FAS 123(R) of approximately $0.1 million.

•

Non-GAAP operating expenses are expected to be in the range of $14 to $15 million in the second quarter of 2008. GAAP operating expenses in the second quarter of 2008 will be higher, as they will include amortization of acquisition-related intangibles of $0.9 million and charges related to stock-based compensation expense in accordance with FAS 123(R) of $2.8 to $3.3 million.

First Quarter Fiscal Year 2008 Conference Call:

Management will review the first quarter of 2008 financial results and its expectations for subsequent periods at a conference call on April 24, at 2:00 p.m. Pacific Standard Time. To listen to the call and view the accompanying slides, please visit http://ir.ikanos.com/ and click on the link provided for the web cast or dial 706-902-1343 and enter pass code 43224033. The web cast will be archived and available through April 30, 2008 at http://ir.ikanos.com/ or by calling 706-645-9291 and enter pass code 43224033.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband solutions for the digital home. The company’s multi-mode VDSL2/ADSLx, network processor and other products power the access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2008 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, Arion, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, Maximus, Palladia, RRA, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that involve risks and uncertainties concerning Ikanos, including statements regarding a possible repurchase of Ikanos common stock, the demand for its products, customers’ expected deployment plans, expected revenue for the second quarter of 2008, expected gross margins for the second quarter of 2008, and expected operating expenses for the second quarter of 2008. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, a lack of interest by possible sellers of Ikanos common stock in the terms of any repurchase offer made by the Company, the ability of the Company to deliver full production releases of our newer products that are accepted by our customers, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, Ikanos’ continued ability to deliver production volumes of new products and technologies, our ability to generate demand and close transactions for the sale of our products, and unexpected future costs, expenses and financing requirements. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 30, 2008	April 1, 2007
Revenue	$29,697	$24,668

Cost and operating expenses:
Cost of revenue	17,633	15,256
Research and development	11,663	12,611
Selling, general and administrative	5,870	7,114

Total cost and operating expenses	35,166	34,981

Loss from operations	(5,469)	(10,313)
Interest income, net	776	1,281

Loss before income taxes	(4,693)	(9,032)
Provision for income taxes	91	52

Net loss	$(4,784)	$(9,084)

Basic and diluted net loss per share	$(0.16)	$(0.32)
Weighted average number of shares	29,545	28,014

IKANOS COMMUNICATIONS, INC.

Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 30, 2008				Three Months Ended April 1, 2007
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$29,697	$—		$29,697	$24,668	$—		$24,668

Cost and operating expenses:
Cost of revenue	17,633	(119	) (a)	15,902	15,256	(25	) (a)	14,405
		(1,220	) (b)			(826	) (b)
		(392	) (c)
Research and development	11,663	(1,571	) (a)	9,657	12,611	(1,825	) (a)	10,661
		(125	) (b)			(125	) (b)
		(310	) (d)
Selling, general and administrative	5,870	(1,125	) (a)	4,245	7,114	(1,477	) (a)	5,408
		(500	) (b)			(229	) (b)

Total cost and operating expenses	35,166	(5,362)		29,804	34,981	(4,507)		30,474

Income (loss) from operations	(5,469)	5,362		(107)	(10,313)	4,507		(5,806)
Interest income and other, net	776	—		776	1,281	—		1,281

Income (loss) before income taxes	(4,693)	5,362		669	(9,032)	4,507		(4,525)
Provision for income taxes	91	—		91	52	—		52

Net income (loss)	$(4,784)	$5,362		$578	$(9,084)	$4,507		$(4,577)

Net income (loss) per shares:
Basic	$(0.16)			$0.02	$(0.32)			$(0.16)
Diluted	$(0.16)			$0.02	$(0.32)			$(0.16)
Weighted average number of shares:
Basic	29,545			29,545	28,014			28,014
Diluted	29,545			30,770	28,014			28,014

Notes:

	Three Months Ended
	March 30, 2008	April 1, 2007
(a) Stock-based compensation	$2,815	$3,327
(b) Amortization of acquired intangible assets	1,845	1,180
(c) Fair value adjustment of acquired inventory	392	—
(d) In-process research and development	310	—

Total non-GAAP adjustments	$5,362	$4,507

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 30, 2008	December 30, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$75,098	$83,972
Accounts receivable, net	14,464	17,081
Inventory	11,878	13,025
Prepaid expenses and other current assets	2,973	3,192

Total current assets	104,413	117,270
Long-term investments	6,606	7,001
Property and equipment, net	13,400	13,916
Intangible assets, net	11,739	6,564
Goodwill	6,520	6,247
Other assets	2,614	2,158

	$145,292	$153,156

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$22,732	$28,223
Other current liabilities	—	—

Total current liabilities	22,732	28,223
Long-term liabilities	—	—

Total liabilities	22,732	28,223
Stockholders’ equity	122,560	124,933

	$145,292	$153,156